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                                                                  EXHIBIT 5



December 22, 1998


Manatron, Inc.
2970 South 9th Street
Kalamazoo, Michigan 49009

     Re:  REGISTRATION STATEMENT OF FORM S-8
          100,000 SHARES OF COMMON STOCK

Gentlemen:

     We have acted as counsel to Manatron, Inc. (the "COMPANY") in connection with the Company's Registration Statement of Form S-8 (the "REGISTRATION STATEMENT") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 100,000 shares (the "SHARES") of Common Stock, no par value, of the Company in connection with the Manatron, Inc. Employee Stock Purchase Plan of 1998.

     We have examined the Company's Restated Articles of Incorporation and Bylaws and such other corporate records of the Company, documents and certificates of public officials and others as we have deemed necessary as a basis for the opinion hereinafter expressed.

     Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                             Very truly yours,

                             /s/ Stephen C. Waterbury

                             Stephen C. Waterbury
                             A Partner